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                                                                    Exhibit 12.1

                      INTERNATIONAL RECTIFIER CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AMOUNTS IN THOUSANDS OF DOLLARS


                                                              FISCAL YEAR ENDED JUNE 30,
                                                     -----------------------------------------------
                                                       1996      1997      1998      1999     2000
                                                       ----      ----      ----      ----     ----
RATIO OF EARNINGS TO FIXED CHARGES
Pretax income from Continuing Operations              95,930   (52,690)   24,589    31,156   101,540
Fixed Charges (see calculation below)                  8,312    12,994    16,220    14,498    13,825
Less Capitalized Interest                             (1,371)   (1,870)   (2,434)   (1,142)     (788)
  Earnings                                            -------   -------   -------   -------     -----
                                                     102,871   (41,566)   38,375    44,512   114,577

Fixed Charges
 Interest Expensed, Capitalized and Amortized          5,581    10,144    13,655    12,262    12,025
 Interest Portion of Rental Expense                    2,731     2,850     2,566     2,236     1,800
 Total Fixed Charges                                   8,312    12,994    16,220    14,498    13,825

Ratio of Earnings to Fixed Charges (1)                  12.4       -         2.4       3.1       8.3
                                                       -----     -----     -----     -----     -----
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(1)In the fiscal year ended June 30, 1997, earnings were not adequate to cover fixed charges by $54.6 million